Exhibit 99.1

The Global Power Company	News Release

Media Contact: Robin Pence 703-682-6552

Investor Contact: Scott Cunningham 703-682-6336

AES REPORTS STRONG 2005 GROWTH -- PRIOR YEARS’ RESTATEMENT COMPLETED; NINE MONTH EPS FROM CONTINUING OPERATIONS IMPROVED TO $0.68; STRONG 2005 RESULTS EXPECTED

ARLINGTON, VA., January 19, 2006 –The AES Corporation (NYSE:AES) continued its strong performance and today reported second and third quarter financial results after completing its restatement process. For the nine months ended September 30, 2005, income from continuing operations was $453 million compared with $231 million in the comparable prior year period, an increase of 96%. Diluted earnings per share from continuing operations increased 89% to $0.68 compared with $0.36 in the 2004 prior period. Adjusted earnings per share (a non-GAAP financial measure)* increased to $0.64 from $0.49 in the 2004 period. Net cash provided by operating activities increased to $1,466 million, up $349 million or 31% from the 2004 period.

($ in millions, except per share amounts)

	Nine Months Ended Sept 30, 2005	Nine Months Ended Sept 30, 2004 (Restated)	% Change

Revenue	$8,113	$6,940	17%
Gross Margin	$2,249	$2,076	8%
Income from Continuing Operations	$453	$231	96%
Net Income	$453	$183	148%
Diluted EPS from Continuing Operations	$0.68	$0.36	89%
Adjusted Earnings Per Share *	$0.64	$0.49	31%
Net Cash Provided by Operating Activities	$1,466	$1,117	31%

The Company also increased its 2005 full year guidance for diluted earnings per share from continuing operations to $0.85 from $0.76, reaffirmed its full year guidance for adjusted earnings per share of $0.83, and reaffirmed its net cash flow from operating activities full year guidance of $1.9 billion to $2.0 billion.

* Adjusted earnings per share, (a non-GAAP financial measure), excludes from diluted earnings per share from continuing operations the effects of (i) gains or losses from mark-to-market accounting adjustments related to derivatives, (ii) certain foreign currency transaction gains and losses, (iii) significant impacts from net asset disposals or impairments and (iv) early retirement of recourse debt. See the attached Reconciliation of Adjusted Earnings Per Share.

On a restated basis, income from continuing operations for the year ended December 31, 2004 was $258 million, or $0.40 earnings per diluted share from continuing operations, compared to the previously reported $366 million or $0.57 earnings per diluted share. The decrease was primarily due to a $126 million increase in income tax expense. Adjusted earnings per share for the year ended December 31, 2004 were $0.58 compared to $0.73 adjusted earnings per share as previously reported. For 2003, income from continuing operations decreased to $311 million, or $0.52 per diluted share, from $332 million, or $0.56 earnings per diluted share as previously reported.  Please refer to the attached “Restatement Summary” schedules for further details related to the income statement and balance sheet changes for the periods presented.

“I am pleased with our strong revenue, earnings and cash flow growth this year,” said Paul Hanrahan, AES President and Chief Executive Officer. “The restatement process was important and necessary and took a global effort over a significant period of time.  In addition, we have continued to strengthen the effectiveness of our controls and processes throughout the organization to ensure the transparency and accuracy of our financial information. At the same time, our businesses maintained their momentum in achieving strong results and securing new growth opportunities.”

“From a growth perspective, we’re moving forward on several new projects, including new power plants in Bulgaria and Chile which we expect will generate over $300 million in new revenues by 2010 and add 790 MW to our generation fleet. I am increasingly confident about our ability to demonstrate quality growth in the global power sector and tap our unique skills and broad portfolio for new sources of growth in renewable energy and other markets.”

Updated Financial Guidance

AES increased its 2005 full year guidance on diluted earnings per share from continuing operations to $0.85 compared to $0.76 per diluted share previously, and reaffirmed its full year adjusted earnings per share guidance of $0.83.  The difference between our guidance on diluted earnings per share from continuing operations and adjusted earnings per share is due to expected effects from certain foreign currency transaction gains and losses, recourse debt retirement and derivatives mark-to-market accounting. The Company continues to expect it will generate net cash from operating activities of between $1.9 billion and $2.0 billion for 2005. The Company also reaffirmed its $993 million full year guidance for subsidiary distributions for 2005.

The operating scenario underlying this guidance assumes a number of factors, including foreign exchange rates, commodity prices, interest rates, tariff increases, new investments, as well as other significant factors which could make actual results vary from the guidance. See the attached AES Financial Guidance for further information.

Nine Months Financial Highlights

Consolidated key financial highlights for the nine months ending September 30, 2005 as compared to the same period in 2004 as restated are summarized below:

•      Revenue increased 17% to $8,113 million primarily due to favorable foreign currency exchange rates and tariff increases in our Latin American utilities.

•      Gross margin increased 8% to $2,249 million. Gross margin as a percent of sales declined 2.2 points to 27.7%, largely impacted by a second quarter $192 million receivable reserve recorded by our Brazilian regulated utilities and higher purchased fuel costs offset in part by prior year tariff recoveries. In July 2005, Eletropaulo received approval for a tariff increase which included recovery of certain prior period operating costs and the inclusion of increased asset base returns for the periods from July 2003 through June 2005. Under generally accepted accounting principles, retroactive recoveries are recorded in the first period of the fiscal year in which the rate adjustment is granted. Therefore an increase in gross margin of $39 million (pre-tax, pre-minority interest), or approximately $0.01 diluted earnings per share, was recorded retroactively in the first quarter of 2005 and is included in the year to date results.

•      Interest expense of $1,392 million declined $57 million reflecting lower debt levels and lower hedge related derivative expense largely offset by higher average interest rates in Latin America and the negative impacts of foreign currency translation. Interest income increased $89 million to $280 million largely as a result of higher short-term interest rates and higher cash balances at our Brazilian subsidiaries.

•      Other nonoperating income (expense) increased $65 million to $41 million of income in 2005 versus $24 million of expense in 2004 due primarily to the second quarter reversal of a $70 million Brazilian business tax accrual no longer required and the positive impacts of foreign currency translation.

•      Income tax expense increased $152 million to $372 million versus the prior year with resulting effective tax rates of 36% for the nine months ended September 30, 2005 and 2004. The effective tax rate for 2005 was positively impacted by the reversal of a $41 million tax reserve related to the recovery of net operating losses at two of our subsidiaries in Argentina. The reserve was reversed upon the final approval of a tariff increase in the third quarter of 2005. The effective tax rate was also positively impacted by a tax rate change that resulted in the reduction of the deferred tax liability recorded at our subsidiary in Puerto Rico in the second quarter of 2005. These positive impacts were partially offset by higher U.S. taxes on distributions from and earnings of certain non-U.S. subsidiaries and the impact of unrealized foreign currency gains on U.S. dollar debt held by certain of our Latin American subsidiaries.

•      Income from continuing operations increased 96% to $453 million from $231 million in 2004 due to higher gross margin and other non-operating income and lower foreign currency transaction losses and net interest expense, partially offset by higher minority interest expense related to an increase in the earnings of certain subsidiaries in Brazil.

•      Diluted earnings per share from continuing operations increased to $0.68 from $0.36 in the prior year period. Adjusted earnings per share, which reflects the exclusion of certain foreign currency transaction and FAS 133 mark-to-market gains (losses), increased to $0.64 from $0.49 in the prior year period.

•      Net cash from operating activities of $1,466 million increased $349 million, or 31%, from $1,117 million in 2004.  Higher year over year earnings adjusted for non-cash items and slower growth in working capital compared to the prior year contributed to the increase.

•      Maintenance capital expenditures were $509 million in 2005 compared to $363 million in 2004. Free cash flow (a non-GAAP financial measure defined as net cash from operating activities less maintenance capital expenditures) was $957 million in 2005, up 27% from $754 million for the same period in 2004.

Financial Restatement

The Company filed its Form 10-Q filings for the second and third quarters ending June 30, 2005 and September 30, 2005 on January 19, 2006. These filings reflected the results of a restatement for the years ending 2002, 2003, 2004 and the first quarter of 2005. A Form 10-K/A for the year ending December 31, 2004 and a Form 10-Q/A for the first quarter ending March 31, 2005 were also filed on January 19, 2006. Please refer to the attached “Restatement Summary” schedules for further details related to the income statement and balance sheet changes for the periods presented.

At the end of 2004, the Company identified a material weakness related to its accounting for deferred income taxes and embarked upon a global process to document the deferred income tax calculations and to perform more detailed reconciliations at its foreign subsidiaries. As announced on July 27, 2005, the Company determined that errors found during that process required a restatement.

The second and third quarter filings were delayed as the Company increased the volume and scope of its review to ensure that key historical transactions and related income tax and other account balances were properly stated. The most significant adjustments involved complex areas of accounting and required a high degree of interpretation and/or judgment involving transactions which occurred during and prior to 2002. Management has concluded that all errors were both inadvertent and unintentional.

Over the last several years, in recognition of the decentralized and complex nature of our organization, management, the Audit Committee and the Board of Directors, have taken key steps to improve the quality of the people, processes and systems within the Company’s income tax, accounting, financial reporting, internal control, compliance and internal audit functions. This included creating several new corporate leadership positions as well as adding significant additional staffing.  Additional processes and controls have been initiated regarding the communication and documentation of accounting and deferred income tax consequences of transactions. During this period, the Company has implemented a new consolidation and data collection system and has begun to evaluate the implementation of enterprise-wide system solutions to improve the quality and integration of our financial and operational systems.  The Company recognizes that additional steps need to be taken to continue to strengthen the effectiveness of its controls and is committed to further improve its processes and systems and to leverage the capabilities of its people into the future.

In the short term and as a result of our tax findings, the Company also reinforced its commitment to provide accurate and transparent financial information by engaging additional experienced external professionals to assist us in the remediation of our tax material weakness and to provide training, assistance and support as it continues to strengthen the global processes related to accounting for income taxes. For the past eight months, the Company has utilized the assistance of a significant number of these external tax professionals, together with AES accounting and tax professionals both from its global businesses and the corporate level, to ensure a rigorous review of significant acquisitions and other transactions.

The income tax restatement errors identified primarily relate to:

•      the calculation of deferred income taxes related to certain purchase accounting adjustments for acquisitions;

•      the correct application of foreign currency translation of certain deferred income tax balances; and

•      the correction of other income tax accounts related to a review and reconciliation of prior year income tax returns.

In addition, as a result of extended review procedures, certain other adjustments related to the classification of cash versus short-term investments, consolidation, acquisition and translation accounting and revenue deferrals related to a Brazilian energy efficiency program, were identified and corrected as well.  The impact of all adjustments on our financial statements is outlined in further detail in our Form 10-K/A for the year ended December 31, 2004, as filed on January 19, 2006.

In conjunction with the restatement of its financial statements, the Company revised its assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, as required under SEC regulations.  The Company previously only reported a material weakness related to income taxes.  As a result of errors identified during the course of the restatement work, the Company identified additional material weaknesses related to: a lack of transactional accounting and financial reporting controls at our Cameroonian business; a lack of sufficient U.S. GAAP expertise at our Brazilian businesses; a lack of effective controls related to the recording of certain consolidation entries; a lack of controls related to the designation of certain entities’ functional currency and translation of intercompany loan balances; and a lack of proper analysis and documentation of potential derivatives within fuel purchase or electricity sale contracts. The material weakness related to derivative documentation did not lead to any adjustment within the financial statements.

Quarterly Financial Highlights

The following table summarizes key financial measures for the second and third quarters of 2005 and for the restated 2004 quarters:

	Three Months	Three Months		Three Months	Three Months
	Ended June 30,	Ended June 30,	%	Ended Sept 30,	Ended Sept 30,	%
($ in millions, except per share amounts)	2005	2004 (Restated)	Change	2005	2004 (Restated)	Change

Revenue	$2,668	$2,262	18%	$2,782	$2,422	15%
Gross Margin	$526	$656	-20%	$899	$736	22%
Income from Continuing Operations	$85	$103	-17%	$244	$86	184%
Net Income	$85	$74	15%	$244	$93	162%
Diluted EPS from Continuing Operations	$0.13	$0.16	-19%	$0.37	$0.13	185%
Adjusted Earnings Per Share *	$0.11	$0.20	-45%	$0.35	$0.14	150%
Net Cash Provided by Operating Activities	$329	$212	55%	$619	$504	23%

Third Quarter Financial Highlights

Consolidated financial highlights for the third quarter of 2005 as compared to the third quarter of 2004 as restated are summarized below:

•      Revenue increased 15% to $2,782 million primarily as a result of favorable foreign currency effects at our Latin American utilities and favorable pricing in certain of our contract generation and competitive supply businesses.

•      Gross margin increased by 22% to $899 million and gross margin as a percent of sales increased to 32.3% from 30.4% in the third quarter of 2004, as a result of favorable foreign currency translation impacts and higher tariffs.

•      Interest expense declined $28 million to $450 million from $478 million in 2004 as debt reductions and lower derivative related impacts were somewhat offset by the negative impacts of foreign currency translation and higher average interest rates. Interest income increased $45 million to $97 million from $52 million in 2004 largely as a result of higher short-term interest rates and cash balances at our Brazilian subsidiaries.

•      Income tax expense increased $15 million to $143 million compared to the prior year with the resulting effective tax rates of 30% and 51% for the three months ended September 30, 2005 and 2004, respectively. The net decrease in the effective tax rate for the third quarter of 2005 versus the same period in 2004 resulted primarily from the reversal of the $41 million Argentina tax reserve described above which was partially offset by higher U.S. taxes on distributions from and earnings of certain non-U.S. subsidiaries and the impact of unrealized foreign currency gains on U.S. dollar debt held by certain of our Latin American subsidiaries.

•      Income from continuing operations increased 184% to $244 million from $86 million in 2004 due to higher operating earnings, lower net interest expense and lower income tax expense, partially offset by higher minority interest expense related to the increase in earnings at certain of our subsidiaries in Brazil.

•      Diluted earnings per share from continuing operations increased 185% to $0.37 from $0.13 in 2004. Adjusted earnings per share, which reflect the exclusion of certain foreign currency transaction and FAS 133 mark-to-market gains (losses), increased to $0.35 from $0.14 in 2004.  2005 quarterly results reflect a positive impact of $0.06 on diluted earnings per share from continuing operations and adjusted earnings per share as a result of the income tax reserve reversal.

Second Quarter Financial Highlights

Consolidated financial highlights for the second quarter of 2005 as compared to the second quarter of 2004 as restated are summarized below:

•      Revenue increased 18% to $2,668 million primarily led by our Latin American regulated utilities as a result of favorable foreign currency exchange rates.

•      Gross margin declined 20% to $526 million, and gross margin as a percent of sales declined to 19.7% from 29.0% in the second quarter of 2004. These declines were heavily impacted by the $192 million reserve related to the collectibility of certain prior period municipal government receivables at our Brazilian regulated utilities, partially offset by an increase in excess environmental emission allowance sales.

•      Interest expense increased $5 million to $475 million from $470 million in 2004 due to the negative impacts of foreign currency translation partially offset by debt reductions. Interest income increased $23 million to $93 million from $70 million in 2004 due largely to higher short-term interest rates and cash balances at our Brazilian subsidiaries.

•      Other nonoperating income (expense) improved $66 million to $67 million income compared to $1 million in the prior year due primarily to the reversal of the Brazilian business tax accrual.

•      Income tax expense increased $65 million to $82 million compared to the prior year, with the resulting effective tax rates of 44% and 9% for the three months ended June 30, 2005 and 2004, respectively.  The net increase in the 2005 effective tax rate was due to higher U.S. taxes on distributions from and earnings of certain non-U.S. subsidiaries and the treatment of unrealized foreign currency gains on U.S. dollar debt held by certain of our Latin American subsidiaries.  These items were partially offset by a tax rate change that resulted in the reduction of the deferred tax liability recorded at our subsidiary in Puerto Rico. The effective tax rate of 9% for the second quarter of 2004 resulted primarily from tax benefits on unrealized foreign currency losses at certain of our Latin American subsidiaries compared to the foreign currency gains which were experienced in 2005.

•      Income from continuing operations decreased 17% to $85 million from $103 million in 2004 due to the receivable reserve adjustments and higher tax expense only partially offset by lower foreign currency losses and the reversal of the Brazilian business tax accrual in 2005.

•      Diluted earnings per share from continuing operations decreased to $0.13 from $0.16 in 2004. Adjusted earnings per share, which reflect the exclusion of certain foreign currency transaction and FAS 133 mark-to-market gains (losses) decreased to $0.11 from $0.20 in the prior year quarter.  2005 quarterly results reflect an adverse impact of $0.06 on diluted earnings per share from continuing operations and adjusted earnings per share as a result of the Brazilian receivables reserve net of the reversal of the business tax accrual.

Quarterly Segment Financial Highlights

As a result of the Company’s managerial realignment earlier this year, the segment structure for financial reporting purposes was reassessed.  Starting in the second quarter of 2005, the Company reported one Regulated Utilities segment, combining the former Large Utilities and Growth Distribution segments as this more accurately reflects how the Company manages its businesses. Segment key financial highlights for the second and third quarters of 2005 compared to the prior year periods are summarized below:

Regulated Utilities Segment

•      Third Quarter Highlights - Revenues increased 12% to $1,406 million from $1,251 million in 2004 due to favorable foreign currency translation rates in Brazil. Excluding the estimated impacts of foreign currency translation, revenues would have decreased by 2%. Gross margin increased $39 million, or 13%, to $340 million, attributable to favorable currency translation impacts, higher margin revenues in the U.S. and Venezuela and favorable purchased electricity costs in Brazil. Gross margin as a percent of revenues increased slightly to 24.2% from 24.1%  in last year’s quarter.

•      Second Quarter Highlights – Revenues increased 22% to $1,395 million from $1,146 million in 2004, driven by favorable foreign currency translation rates in Brazil and higher tariffs. Excluding the estimated impacts of foreign currency translation, revenues would have increased by 8%. Gross margin declined $164 million, or 59%, to $114 million, attributable to the Brazilian receivables reserve and higher purchased electricity costs in Brazil partially offset by the higher revenues. Gross margin as a percent of revenues declined to 8.2% from 24.3% from last year’s quarter. The reserve adjustment recorded relates to receivables from various municipalities, most notably the city of São Paulo, and covers certain amounts that have not been received from prior periods. The Company continues to pursue all remedies to collect amounts that are due.

Contract Generation Segment

•      Third Quarter Highlights - Revenues grew 15% to $1,046 million from $906 million in 2004, due primarily to increased prices in our Latin American businesses and favorable impacts of foreign currency translation. Excluding the estimated impacts of foreign currency translation, revenues would have increased approximately 14%. Gross margin improved 22% to $453 million from $371 million over the prior year quarter.  Gross margin as a percent of revenues increased more than two points, from 40.9% to 43.3% as a result of higher prices in Latin America which more than offset higher fuel costs in those markets. Gross margin was also affected by a forced outage at one plant and from the scheduled capacity payment decrease at another plant within our North American businesses.

•      Second Quarter Highlights - Revenues grew 14% to $988 million from $868 million in 2004, due primarily to increased prices in our Latin American businesses and favorable foreign currency translation, partially offset by a scheduled decrease in contractual capacity payments at a North American business. Excluding the estimated impacts of foreign currency translation, revenues would have increased by 12%. Gross margin improved 9% to $353 million from $325 million over the prior year quarter.  Gross margin as a percent of revenues declined to 35.7% from 37.4% from the prior year quarter as a result of higher fuel and purchased electricity costs in Chile due to Argentina’s gas export restrictions, and from the scheduled capacity payment decrease.

Competitive Supply Segment

•      Third Quarter Highlights - Revenues grew 25% to $330 million from $265 million in 2004, resulting largely from higher competitive market prices in the U.S., Argentina and Panama and increased production volumes at our businesses in Argentina. Excluding the estimated impacts of foreign currency translation, revenues increased 23%. Gross margin increased 66% to $106 million from $64 million last year, due primarily to the higher average pricing in the U.S., Argentina and Panama only partially offset by higher fuel costs in the U.S.  As a result, gross margin as a percent of sales increased 8 points to 32.1% from 24.2% in the prior quarter.

•      Second Quarter Highlights - Revenues grew 15% to $285 million from $248 million in 2004, resulting from increased sales of excess environmental emission allowances, partially offset by lower dispatch due to a planned maintenance outage which did not occur in the prior year, both in North America. Excluding the estimated impacts of foreign currency translation, revenues increased 14%. Gross margin increased 11% to $59 million from $53 million last year.  Gross margin as a percent of sales decreased slightly to 20.7% from 21.4% in the prior year quarter, reflecting lower coal-fired margins net of hedges in the U.S. and the impacts of the maintenance outage, partially offset by sales of excess environmental emissions allowances.

About AES

AES is one of the world’s largest global power companies, with 2004 revenues of $9.5 billion.  With operations in 26 countries on five continents, AES provides power to people in more countries around the world than any other company.  Through 123 generation facilities and 14 regulated utilities, AES has the capacity to generate 44,000 megawatts of electricity and to provide power to 100 million people worldwide.  Our global workforce of 30,000 people is committed to operational excellence and meeting the world’s growing power needs.  To learn more about AES, please visit www.aes.com or contact AES media relations at media@aes.com.

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Attachments: Consolidated Statements of Operations, Segment Information, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation of Adjusted Earnings per Share, Parent Financial Information, Restatement Summaries, 2005 Financial Guidance Elements.

Conference Call Information: AES will host a conference call on Friday, January 20, 2006 to discuss these results as well as its full year 2005 financial outlook. The call will be held at 10:00 am Eastern Standard Time (EST). The call may be accessed via a live webcast which will be available at www.aes.com, or by telephone in listen-only mode at 1-800-938-0653. International callers should dial +1-973-935-2408. Please call at least ten minutes before the scheduled start time. You will be requested to provide your name, e-mail address, and affiliation. The AES Second and Third Quarter Financial Review presentation will also be available at www.aes.com on the Home page, and also by selecting “News and Events,” and then “Presentations”.

A replay will be accessible by telephone or through the Internet at www.aes.com. A telephonic replay will be available from approximately 12:00 noon, EST on Friday, January 20, 2006 through Friday, February 3, 2006. Please dial 1-877-519-4471. International callers should dial +1-973-341-3080. The system will ask for a reservation number; please enter 6931428, followed by the pound key (#). A replay will be available on the Internet beginning shortly after the completion of the call.

Safe Harbor Disclosure:  This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance.  Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions.  Forecasted financial information is based on certain material assumptions.  These assumptions include, but are not limited to, continued normal levels of operating performance and electricity demand at our distribution companies and operational performance at our contract generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience. Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under the caption “Cautionary Statements and Risk Factors” in AES’s 2004 annual report on Form 10-K/A.  Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business.  AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE AES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Quarter Ended June 30,		Quarter Ended September 30,		Nine Months Ended September 30,
($ in millions, except per share amounts)	2005	2004 (Restated)	2005	2004 (Restated)	2005	2004 (Restated)

Revenues	$2,668	$2,262	$2,782	$2,422	$8,113	$6,940
Cost of sales	(2,142)	(1,606)	(1,883)	(1,686)	(5,864)	(4,864)
GROSS MARGIN	526	656	899	736	2,249	2,076

General and administrative expenses	(45)	(42)	(49)	(40)	(143)	(130)
OPERATING INCOME	481	614	850	696	2,106	1,946

Interest expense	(475)	(470)	(450)	(478)	(1,392)	(1,449)
Interest income	93	70	97	52	280	191
Other nonoperating income (expense), net	67	1	(11)	(11)	41	(24)
Foreign currency transaction losses	(1)	(47)	(22)	(22)	(54)	(103)
Loss on sale of investments	—	—	—	(4)	—	(5)
Equity in earnings of affiliates	21	23	20	18	66	57
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	186	191	484	251	1,047	613

Income tax expense	(82)	(17)	(143)	(128)	(372)	(220)
Minority interest expense, net	(19)	(71)	(97)	(37)	(222)	(162)
INCOME FROM CONTINUING OPERATIONS	85	103	244	86	453	231

Loss from operations of discontinued components (net of income tax benefit of $0, $6, $0, $4, $0, and $8, respectively)	—	(29)	—	7	—	(48)
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	85	74	244	93	453	183

Cumulative effect of accounting change	—	—	—	—	—	—
NET INCOME	$85	$74	$244	$93	$453	$183

DILUTED EARNINGS PER SHARE
Income from continuing operations	$0.13	$0.16	$0.37	$0.13	$0.68	$0.36
Discontinued operations	—	(0.05)	—	0.01	—	(0.08)
Cumulative effect of accounting change	—	—	—	—	—	—
Total	$0.13	$0.11	$0.37	$0.14	$0.68	$0.28
Diluted weighted average shares outstanding (in millions)	663	645	677	653	664	645

Note: 2004 periods and nine months ended September 30, 2004 are restated.

THE AES CORPORATION

SEGMENT INFORMATION (unaudited)

	Quarter Ended June 30,		Quarter Ended September 30,		Nine Months Ended September 30,
($ in millions)	2005	2004 (Restated)	2005	2004 (Restated)	2005	2004 (Restated)

BUSINESS SEGMENTS

REVENUES
Regulated Utilities	$1,395	$1,146	$1,406	$1,251	$4,200	$3,542
Contract Generation	988	868	1,046	906	3,019	2,642
Competitive Supply	285	248	330	265	894	756
Total revenues	$2,668	$2,262	$2,782	$2,422	$8,113	$6,940

GROSS MARGIN
Regulated Utilities	$114	$278	$340	$301	$821	$841
Contract Generation	353	325	453	371	1,198	1,054
Competitive Supply	59	53	106	64	230	181
Total gross margin	$526	$656	$899	$736	$2,249	$2,076

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST
Regulated Utilities	$87	$116	$195	$168	$511	$412
Contract Generation	212	199	348	197	813	580
Competitive Supply	49	39	86	44	187	140
Corporate	(162)	(163)	(145)	(158)	(464)	(519)
Total income before income taxes and minority interest	$ 186	$ 191	$ 484	$ 251	$ 1,047	$ 613

GEOGRAPHIC SEGMENTS

REVENUES
Latin America	$1,554	$1,217	$1,625	$1,327	$4,693	$3,730
North America	673	630	737	680	2,049	1,936
Europe/Middle East/Africa (EMEA)	374	356	360	365	1,158	1,084
Asia	67	59	60	50	213	190
Corporate	—	—	—	—	—	—
Total revenues	$2,668	$2,262	$2,782	$2,422	$8,113	$6,940

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST
Latin America	$130	$106	$352	$159	$745	$385
North America	108	133	189	153	424	409
Europe/Middle East/Africa (EMEA)	91	95	69	81	277	273
Asia	19	20	19	16	65	65
Corporate	(162)	(163)	(145)	(158)	(464)	(519)
Total income before income taxes and minority interest	$186	$191	$484	$251	$1,047	$613

Note 1: 2004 periods and nine months ended September 30, 2004 are restated.

Note 2: Business and geographic segments have been changed. See June 30, 2005 10-Q for more details.

THE AES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	June 30,	September 30,	December 31,
($ in millions)	2005	2005	2004 (Restated)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,381	$1,164	$1,281
Restricted cash	408	373	395
Short term investments	104	271	268
Accounts receivable, net of reserves of $340, $320 and $303, respectively	1,650	1,770	1,575
Inventory	437	479	418
Receivable from affiliates	5	5	8
Deferred income taxes - current	348	350	218
Prepaid expenses	111	148	87
Other current assets	892	846	736
Total current assets	5,336	5,406	4,986

PROPERTY, PLANT AND EQUIPMENT
Land	850	880	788
Electric generation and distribution assets	22,367	22,665	21,729
Accumulated depreciation and amortization	(5,783)	(6,041)	(5,259)
Construction in progress	1,118	1,262	919
Property, plant and equipment, net	18,552	18,766	18,177

OTHER ASSETS
Deferred financing costs, net	315	318	343
Investment in and advances to affiliates	695	707	655
Debt service reserves and other deposits	634	653	737
Goodwill, net	1,454	1,449	1,419
Deferred income taxes - noncurrent	759	761	774
Other assets	1,635	1,588	1,832
Total other assets	5,492	5,476	5,760
TOTAL ASSETS	$29,380	$29,648	$28,923

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,094	$1,063	$1,142
Accrued interest	354	498	335
Accrued and other liabilities	2,005	2,136	1,656
Recourse debt-current portion	145	1	142
Non-recourse debt-current portion	1,771	1,606	1,619
Total current liabilities	5,369	5,304	4,894

LONG-TERM LIABILITIES
Non-recourse debt	11,441	11,454	11,817
Recourse debt	4,888	4,885	5,010
Deferred income taxes	772	770	685
Pension liabilities	933	929	891
Other long-term liabilities	3,319	3,368	3,375
Total long-term liabilities	21,353	21,406	21,778

Minority Interest	1,430	1,517	1,279

STOCKHOLDERS’ EQUITY
Common stock	7	7	7
Additional paid-in capital	6,473	6,484	6,423
Accumulated deficit	(1,606)	(1,362)	(1,815)
Accumulated other comprehensive loss	(3,646)	(3,708)	(3,643)
Total stockholders’ equity	1,228	1,421	972
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$29,380	$29,648	$28,923

Note: December 31, 2004 period has been restated.

THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (2) (unaudited)

	Six Months Ended June 30,		Nine Months Ended September 30,
($ in millions)	2005	2004 (Restated)	2005	2004 (Restated)

OPERATING ACTIVITIES
Net cash provided by operating activities	$847	$613	$1,466	$1,117

INVESTING ACTIVITIES
Property additions	(531)	(377)	(801)	(597)
Acquisitions, net of cash acquired	(85)	—	(85)	—
Proceeds from the sale of assets	6	36	21	64
Proceeds from sale of emission allowances	29	—	30	—
Sale of short-term investments	802	727	1,101	911
Purchase of short-term investments	(611)	(759)	(1,053)	(970)
(Increase) decrease in restricted cash	(7)	19	17	(19)
Decrease (increase) in debt service reserves and other assets	73	(28)	88	(13)
Other investing	(10)	7	(15)	1
Net cash used in investing activities	(334)	(375)	(697)	(623)

FINANCING ACTIVITIES
Issuance of recourse debt	6	491	6	491
Issuance of non-recourse debt and other coupon bearing securities	951	1,234	1,509	1,489
Repayments of recourse debt	(115)	(809)	(258)	(809)
Repayments of non-recourse debt and other coupon bearing securities	(1,248)	(1,542)	(2,064)	(1,756)
Payments for deferred financing costs	(10)	(65)	(10)	(81)
Distributions to minority interests	(47)	(54)	(126)	(82)
Contributions from minority interests	9	2	9	3
Issuance of common stock	16	4	20	7
Other financing	(2)	(2)	(4)	(3)
Net cash used in financing activities	(440)	(741)	(918)	(741)
Effect of exchange rate changes on cash	27	(28)	32	(12)

Total increase (decrease) in cash and cash equivalents	100	(531)	(117)	(259)
Cash and cash equivalents, beginning	1,281	1,663	1,281	1,663
Cash and cash equivalents, ending	$1,381	$1,132	$1,164	$1,404

Note 1: June 30, 2004 and September 30, 2004 have been restated.

Note 2: The Company includes components of the cash flows for its discontinued operations within the Consolidated Statements of Cash Flows (“Cash Flow Statement”) in operating, investing and financing activities. A separate line entitled “Decrease in cash and cash equivalents of discontinued operations and businesses held for sale” was previously presented on the face of the Cash Flow Statement in order to reconcile to the Company’s cash balance on the face of the Consolidated Balance Sheets, which excludes cash from discontinued operations. As part of the restatement, the Company has changed its presentation to include the net change in cash balances for discontinued operations as a component of net cash from operating activities. The result of this reclassification increased net cash from operating activities by $4 million, $66 million and $85 million for the years ended December 31, 2004, 2003 and 2002, respectively. Net cash from operating activities increased $3 million and $8 million for the six months ended June 30, 2004 and nine months ended September 30, 2004, respectively.

THE AES CORPORATION

RECONCILIATION OF ADJUSTED EARNINGS PER SHARE (1)  (unaudited)

	Quarter Ended March 31,		Quarter Ended June 30,		Quarter Ended September 30,		Nine Months Ended September 30,
($ per share)	2005 (Restated)	2004 (Restated)	2005	2004 (Restated)	2005	2004 (Restated)	2005	2004 (Restated)

Adjusted Earnings Per Share (2)	$0.18	$0.15	$0.11	$0.20	$0.35	$0.14	$0.64	$0.49

FAS 133 Mark-to-Market Gains/(Losses) (3)	—	(0.05)	(0.01)	(0.01)	0.01	(0.01)	(0.01)	(0.07)
Currency Transaction Gains/(Losses)	0.01	(0.02)	0.03	(0.03)	0.01	—	0.05	(0.05)
Net Asset Gains/(Losses and Impairments)	—	—	—	—	—	—	—	—
Debt Retirement Gains/(Losses)	—	(0.01)	—	—	—	—	—	(0.01)

Diluted EPS From Continuing Operations (2)	$0.19	$0.07	$0.13	$0.16	$0.37	$0.13	$0.68	$0.36

(1)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses associated with (a) mark-to-market amounts related to FAS 133 derivative transactions, (b) foreign currency transaction impacts on the net monetary position related to Brazil, Venezuela, and Argentina, (c) significant asset gains or losses due to disposition transactions and impairments, and (d) early retirement of recourse debt. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability associated with mark-to-market gains or losses related to certain derivative transactions, currency transaction gains or losses, periodic strategic decisions to dispose of certain assets which may influence results in a given period, and the early retirement of corporate debt.

(2)

The Quarter Ended June 30, 2005 and Nine Months Ended September 30, 2005 includes $(0.06) related to Brazil receivable reserve costs net of a reversal of a business tax reserve. The Quarter Ended September 30, 2005 and Nine Months Ended September 30, 2005 includes $0.06 related to an Argentina valuation allowance reversal.

(3)	The Nine Months Ended September 30, 2004 includes $(0.03) related to Chile debt restructuring costs in the First Quarter of 2004.

The AES Corporation

Parent Financial Information

Parent only data: last four quarters

($ in millions)

	4 Quarters Ended
	September 30,	June 30,	March 31,	December 31,
	2005	2005	2005	2004
Total subsidiary distributions & returns of capital to Parent	Actual	Actual	Actual	Actual
Subsidiary distributions to Parent	$920	$855	$977	$991
Net distributions to/(from) QHCs (1)	(4)	8	18	13
Subsidiary distributions	916	863	995	1,004

Returns of capital distributions to Parent	42	152	115	116
Net returns of capital distributions to/(from) QHCs (1)	13	24	11	11
Returns of capital distributions	55	176	126	127

Combined distributions & return of capital received	971	1,039	1,121	1,131
Less: combined net distributions & returns of capital to/(from) QHCs (1)	(9)	(32)	(29)	(24)
Total subsidiary distributions & returns of capital to Parent	$962	$1,007	$1,092	$1,107

Parent only data: quarterly

($ in millions)

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,
	2005	2005	2005	2004
Total subsidiary distributions & returns of capital to Parent	Actual	Actual	Actual	Actual
Subsidiary distributions to Parent	$274	$170	$190	$286
Net distributions to/(from) QHCs (1)	—	—	5	(9)
Subsidiary distributions	274	170	195	277

Returns of capital distributions to Parent	—	37	2	3
Net returns of capital distributions to/(from) QHCs (1)	—	13	—	—
Returns of capital distributions	—	50	2	3

Combined distributions & return of capital received	274	220	197	280
Less: combined net distributions & returns of capital to/(from) QHCs (1)	—	(13)	(5)	9
Total subsidiary distributions & returns of capital to Parent	$274	$207	$192	$289

Liquidity (2)

($ in millions)

	Balance at
	September 30,	June 30,	March 31,	December 31,
	2005	2005	2005	2004
	Actual	Actual	Actual	Actual
Cash at Parent	$146	$145	$256	$287
Availability under revolver	281	215	218	352
Cash at QHCs (1)	9	19	3	4
Ending liquidity	$436	$379	$477	$643

(1)  The cash held at qualifying holding companies (QHCs) represents cash sent to subsidiaries of the company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the parent company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these qualifying holding companies is available to the parent, AES uses the combined measure of subsidiary distributions to parent and qualified holding companies as a useful measure of cash available to the parent to meet its international liquidity needs.

(2)  AES believes that unconsolidated parent company liquidity is important to the liquidity position of AES as a Parent company because of the non-recourse nature of most of AES’s indebtedness.

THE AES CORPORATION

RESTATEMENT SUMMARY (unaudited)

	Quarter Ended March 31,	Year Ended December 31,
($ in millions, except per share amounts)	2005	2004	2003	2002

INCOME STATEMENT EFFECTS

Income (loss) from continuing operations as previously reported	$133	$366	$332	$(1,646)

Changes in income (loss) from continuing operations from restatement due to:

Increase/(decrease) in revenues (1)	$18	$(23)	$(2)	$(3)
Decrease in cost of sales (2)	$24	$33	$25	$21
(Increase) in interest expense (3)	$—	$(31)	$—	$(48)
(Increase) in goodwill impairment expense (4)	$—	$—	$—	$(97)
Decrease/(increase) in foreign currency transaction gains/(losses) (5)	$(19)	$(29)	$(31)	$(185)
Decrease/(increase) in income tax expense (6)	$(21)	$(126)	$(7)	$(168)
Decrease/(increase) in minority interest expense (7)	$(15)	$71	$(10)	$55
Other changes affecting income (loss) from continuing operations	$4	$(3)	$4	$7
Total changes in income (loss) from continuing operations	$(9)	$(108)	$(21)	$(418)

Income (loss) from continuing operations as restated	$124	$258	$311	$(2,064)

Diluted earnings (loss) per share from continuing operations as previously reported	$0.20	$0.57	$0.56	$(3.06)
Changes due to restatement effects	(0.01)	(0.17)	(0.04)	(0.77)
Diluted earnings (loss) per share from continuing operations as restated	$0.19	$0.40	$0.52	$(3.83)

(1)  Revenue was impacted by the deferral of revenue at Eletropaulo and Sul to correctly match the earning of revenue with the expenditures required by the regulator in relation to its energy efficiency program. In addition, revenue was adjusted for the correction of certain acquisition liabilities related to the Cameroon utility. These liabilities impacted the initial valuation of the “concession asset” which represented excess purchase cost over the fair value of identifiable assets and liabilities. This concession asset is amortized through revenue.

(2) Depreciation expense was impacted by changes in deferred tax balances as of the acquisition date of certain subsidiaries. These deferred tax adjustments in turn affected the amount of excess purchase cost originally allocated to fixed assets, thus impacting subsequent depreciation amounts.

(3)  Interest expense was impacted primarily by the correct accounting for changes in inflation on certain Brazilian debt instruments.

(4)  Goodwill impairment expense was impacted by the correction of acquisition deferred tax balances, which adjusted the acquired entity’s excess fair value over identifiable assets or liabilities (goodwill). For certain of these subsidiaries, goodwill subsequent to the acquisition was impaired and written off in 2002. Therefore the corrections to the goodwill balances were also written off.

(5)  Foreign currency translation gains (losses) were impacted by the correct remeasurement of deferred tax balances at current rates at entities where the U.S. dollar is the functional currency.

(6)  Income tax expense was impacted by the creation and subsequent adjustment of deferred tax assets or liabilities related to the foreign currency changes on U.S. dollar denominated debt at certain Brazilian subsidiaries; the recording of an adjustment related to Sul (a dual tax status entity) recognizing the tax impact of potential future foreign income included in the U.S. return; the creation of additional valuation allowances; and the reconciliation of deferred tax balances as a result of reconciling tax return records to related accounting records.

(7) Minority interest (income) expense was impacted by tax and other corrections to minority owned subsidiaries’ earnings.

THE AES CORPORATION

RESTATEMENT SUMMARY (unaudited)

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
($ in millions, except per share amounts)	2004	2004	2004	2004

INCOME STATEMENT EFFECTS

Income from continuing operations as previously reported	$92	$133	$67	$74

Changes in income from continuing operations from restatement due to:

Increase/(decrease) in revenues	$(20)	$(1)	$(1)	$(1)
Decrease in cost of sales	$13	$6	$9	$5
(Increase) in interest expense	$(5)	$(8)	$(10)	$(8)
Decrease/(increase) in foreign currency transaction gains/(losses)	$(5)	$(6)	$8	$(26)
Decrease/(increase) in income tax expense	$(107)	$(50)	$42	$(11)
Decrease/(increase) in minority interest expense	$59	$15	$(12)	$9
Other changes affecting income (loss) from continuing operations	$—	$(3)	$—	$—
Total changes in income (loss) from continuing operations	$(65)	$(47)	$36	$(32)

Income from continuing operations as restated	$27	$86	$103	$42

Diluted earnings per share from continuing operations as previously reported	$0.14	$0.20	$0.10	$0.12
Changes due to restatement effects	(0.10)	(0.07)	0.06	(0.05)
Diluted earnings per share from continuing operations as restated	$0.04	$0.13	$0.16	$0.07

THE AES CORPORATION

RESTATEMENT SUMMARY (unaudited)

	As of	As of
	March 31,	December 31,
($ in millions, except per share amounts)	2005	2004	2003

BALANCE SHEET EFFECTS

Total assets as previously reported	$29,663	$29,732	$29,787

Changes in assets from restatement due to:

Cash & cash equivalents	$(56)	$(127)	$(74)
Short-term investments	$57	$127	$75
Deferred income taxes - current	$95	$31	$60
Property, plant and equipment, net	$(603)	$(611)	$(632)
Deferred financing costs, net	$(169)	$(170)	$(128)
Goodwill, net	$38	$41	$43
Deferred income taxes - non-current	$(58)	$(39)	$18
Other changes in assets, net	$(22)	$(61)	$(12)
Total changes in assets	$(718)	$(809)	$(650)

Total assets as restated	$28,945	$28,923	$29,137

Total liabilities and stockholders’ equity as previously reported	$29,663	$29,732	$29,787

Changes in liabilities and stockholders’ equity from restatement due to:

Deferred income taxes	$52	$—	$(149)
Other long-term liabilities	$109	$114	$119
Minority interest	$(311)	$(326)	$(68)
Accumulated deficit	$(1,011)	$(1,002)	$(908)
Accumulated other comprehensive loss	$270	$247	$293
Other changes in liabilities and stockholders’ equity, net	$173	$158	$63
Total changes in liabilities and stockholders’ equity	$(718)	$(809)	$(650)

Total liabilities and stockholders’ equity as restated	$28,945	$28,923	$29,137

THE AES CORPORATION

2005 FINANCIAL GUIDANCE ELEMENTS

		Updated	Prior
		Guidance	Guidance

Income Statement Elements

Revenue Growth		16 - 17%	4%

Gross Margin Change (As % of Revenues) (1)		(75) - (100) b.p.	50 b.p.

Business Segment Income Before Tax and Minority Interest (Excludes Corporate Costs of $650 Million)		$2.0 billion	$2.0 billion
Allocated by Segment as % of Total
-	Regulated Utilities	38%	45%
-	Contract Generation	49%	43%
-	Competitive Supply	13%	12%

Adjusted Earnings Per Share (2)		$0.83	$0.83

Adjusted Earnings Per Share Reconciliation Factors (2)		$0.02	($0.07)

Diluted Earnings Per Share		$0.85	$0.76

Cash Flow Elements

Net Cash From Operating Activities		$1.9 to 2.0 billion	$1.9 to $2.0 billion

Maintenance Capital Expenditures		$600 - $700 million	$700 million

Free Cash Flow (3)		$1.2 to 1.3 billion	$1.2 to $1.3 billion

Subsidiary Distributions (4)		$993 million	$1 billion

Parent Debt Repayment (5)		$600 million in 2005-2006	$600 million by early 2006

(1)              Based on restated 2004 gross margin of $2.8 billion.

(2)              Non-GAAP measure. See Reconciliation of Adjusted Earnings per Share note 1.

(3)              Non-GAAP measure, defined as net cash from operating activities less maintenance capital expenditures.  Maintenance capital expenditures reflect property additions less growth capital expenditures.

(4)              Non-GAAP measure. See Parent Financial Information.

(5)              $254 million in parent debt repaid in 2005.